Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Drinks Americas Holdings Ltd on Form S-8 of our report which includes an explanatory paragraph as the Company’s ability to continue as a going concern dated August 12, 2011 with respect to our audits of the consolidated financial statements of Drinks Americas Holdings Ltd as of April 30, 2011 and 2010 and for the years ended April 30, 2011 and 2010 appearing  in the Annual Report on Form 10-K of Drinks Americas Holdings Ltd. for the year ended April 30, 2011.

/s/ Bernstein & Pinchuk LLP

Bernstein & Pinchuk LLP
New York, New York
September 20, 2011